Exhibit 99.1

Contact:  Nadine Padilla

Vice President, Corporate

& Investor Relations

(858) 455-4808 x3187

npadilla@biosite.com

October 22, 2003

Biosite® Incorporated Reports Third Quarter 2003 Results

SAN DIEGO — Biosite Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid medical diagnostics that improve diagnosis of critical diseases, today reported that total revenues for the third quarter of 2003 grew 48 percent on a year-over-year basis, while net income and diluted earnings per share for the same period grew 76 percent and 60 percent, respectively.   These results were within preliminary forecasts issued on September 23, 2003.

Following are financial highlights for the third quarter of 2003:

	Three months ended			Nine months ended
($ in 000’s)	9/30/2003	9/30/2002	%r	9/30/2003	9/30/2002	%r
Triage® BNP sales	$24,331	$9,787	149%	$74,314	$22,053	237%
Total product sales	41,412	28,103	47%	124,283	69,014	80%
Total revenue	42,770	28,926	48%	127,409	72,529	76%
Net income	6,443	3,668	76%	19,611	8,426	133%
Earnings per share (Diluted)	$.38	$.24	60%	$1.18	$.55	116%
Gross margin on product sales	65%	69%		66%	69%
Operating margin	23%	19%		24%	17%

	September 30, 2003			December 31, 2002
Cash and marketable securities balance	$64,642			$70,896

Product sales for the third quarter of 2003 increased 47 percent over sales for the same period of 2002 on the strong performance of the Company’s Triage® BNP Test, an aid in the diagnosis and assessment of congestive heart failure and chest pain patients.  During the quarter, Biosite expanded its base of Triage BNP Test customers to 2,251 at September 30, 2003 from approximately 2,030 at June 30, 2003.  The current customer base for the Triage BNP Test includes nearly 100 physician office customers, a market in which Biosite has only recently initiated sales efforts.

“New competition and a lack of growth in product utilization among newer customers have resulted in a slowdown in sales of the Triage BNP Test,” said Kim Blickenstaff, Biosite president and chief executive officer.  “However, we believe the market opportunity for BNP remains substantial.  Therefore, we are aggressively pursuing initiatives intended to make the test accessible on more platforms, facilitate use in more physician offices, obtain additional claims for our BNP test and heighten awareness of BNP’s many applications, in order to stimulate growth in 2004.”

Biosite also reported that it continued to invest in property, equipment and leasehold improvements during the quarter, including the expansion of production capacity through both facility improvements and acquisition of manufacturing equipment.

In the third quarter of 2003, the Company experienced year-over-year and sequential declines in the gross margin on product sales.  As a result of changes in sales expectations for the third and fourth quarters of 2003, the Company scaled back production during the third quarter; with the result that increased manufacturing costs were spread over a smaller sales volume.  The Company does not expect to operate at full production capacity until mid-2004.

“Given the strategic importance of avoiding backorders while we pioneered the market for BNP testing, we chose to build capacity consistent with previous sales expectations,” said Blickenstaff.  “While that decision will temporarily reduce our gross margin, we believe it was the right decision for the long term success of the Company.”

Additionally, the Company reported it has completed the acquisition of the land for its new complex designed to consolidate administrative, manufacturing, marketing and research and development functions.  Construction of the complex has commenced.

In addition to reporting third quarter results, Biosite updated its year-over-year revenue and diluted earnings per share growth forecast for 2003 to 60 to 65 percent, and 75 to 85 percent, respectively.   Further, the Company stated its 2004 growth forecasts, saying that it expects year-over-year revenue growth in a range of 15 to 25 percent, and diluted earnings per share growth in a range of 20 to 30 percent.

“We believe the Triage BNP Test for Beckman Coulter immunoassay systems and sales of our tests in the physicians office market will be among the key contributors to growth,” said Blickenstaff.  “We also look forward to expanding our presence in Europe and furthering product development efforts in the coming year.  By focusing on these fundamental opportunities, we are aiming to make important strides toward positioning Biosite as a worldwide leader in the advancement of diagnosis.”

In addition to announcing financial results, Biosite also reported on research and development progress:

•                  The Company reported that it has filed a 510(k) submission with the United States Food and Drug Administration (FDA) seeking clearance to market the Triage BNP Test for use on the Beckman Coulter immunoassay systems.  If cleared, Biosite will be the only company that can offer customers a BNP test for a fully automated platform that is equivalent to its existing gold standard Triage BNP Test.

•                  Management reported that it is continuing to enroll centers for its stroke diagnostic clinical trial, which is expected to commence in the first quarter of 2004.  Approximately 15 centers worldwide are expected to participate in the study that is intended to generate data to be submitted to the FDA for approval to market the test in the United States as an aid in the diagnosis of stroke.  The Company intends to launch the diagnostic panel in Europe in the second half of 2004.

•                  Biosite confirmed an expected launch date for its dyspnea panel, saying that the new product is expected to be available in the first quarter of 2004.  The panel will aim to help physicians more accurately diagnose patients visiting emergency departments with severe breathing difficulty.  This symptom often corresponds to life-threatening conditions, such as congestive heart failure, pulmonary embolism, and silent myocardial infarction (or heart attack), where early diagnosis can be critical to patient outcomes.

•                  The Company updated the intended launch date for its acute coronary syndromes panel to the second quarter of 2004.  This diagnostic is intended for use as an aid in the risk assessment of heart disease patients.

About Biosite

A leader in the drive to advance diagnosis, Biosite Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite’s investor conference call will take place today, October 22, 2003, at 2:30 p.m. (Pacific).  A live web cast of the call can be accessed via the Internet at www.biosite.com.  The phone number for the call is (706) 643-1834.  The call will be archived for at least 21 days.  A telephone replay of the call will also be available by calling (800) 642-1687.  International callers, please dial (706) 645-9291.  Please reference the conference call number 3241599.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements.  Risks and uncertainties include risks associated with the development of a BNP test for use on the Beckman Coulter family of immunoassay and chemistry systems, Biosite’s ability to market and sell such a product to users of Beckman Coulter’s systems, Biosite’s ability to obtain a monitoring claim for the Triage BNP Test, the continued growth of the BNP market, the implementation of automated and semi-automated manufacturing methods, costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets and Biosite’s ability to promote and sell products through a direct sales force in those markets, Biosite’s ability to effectively promote the Triage BNP Test, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market, Biosite’s ability to initiate and complete clinical trials for its stroke diagnostic in the manner and in the timeframe expected, and the Company’s ability to obtain regulatory approvals and complete other pre-market activities needed to launch new products as currently planned, including the dyspnea panel, the acute coronary syndromes panel and the Triage BNP Test for use on Beckman Coulter immunoassay systems. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which our other products and products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, uncertainties or delays, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the Investor Relations department.

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Biosite® and Triage® are registered trademarks of Biosite Incorporated.  New Dimensions in Diagnosis™ and the Company’s logo are trademarks of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data

(in thousands, except per share data)

	Three months ended September 30,			Nine months ended September 30,
	2003	2002	% Change	2003	2002	% Change

Total revenues:
Product sales	$41,412	$28,103	47%	$124,283	$69,014	80%
Contract revenue	1,358	$823	65%	3,126	3,515	(11)%
Total revenues	42,770	28,926	48%	127,409	72,529	76%

Gross margin on product sales	65%	69%	(4)%	66%	69%	(3)%

Operating expenses:
Cost of product sales	14,493	8,728	66%	41,965	21,482	95%
Selling, general, and administrative	12,435	8,975	39%	37,438	22,878	64%
Research and development	6,029	4,588	31%	17,499	11,946	46%
License & patent disputes	0	1,228	(100)%	0	4,043	(100)%
Total operating expenses	32,957	23,519	40%	96,902	60,349	61%

Operating income	9,813	5,407	81%	30,507	12,180	150%

Operating income as% of total revenue	23%	19%		24%	17%

Interest and other income, net	321	450	(29)%	1,162	1,471	(21)%

Income before provision for income taxes	10,134	5,857	73%	31,669	13,651	132%

Provision for income taxes	(3,691)	(2,189)	69%	(12,058)	(5,225)	131%

Net income	$6,443	$3,668	76%	$19,611	$8,426	133%

Diluted net income per share	$0.38	$0.24	60%	$1.18	$0.55	116%

Diluted shares used in calculating per share amounts	16,964	15,464		16,591	15,427

Biosite Incorporated

Balance Sheet Data

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Cash, cash equivalents & marketable securities	$64,642	$70,896
Accounts receivable	12,445	10,996
Inventories	28,347	12,295
Other current assets	6,205	4,574
Total current assets	111,639	98,761

Property, equipment and leasehold improvements	58,462	19,864
Patents and license rights, net	6,951	7,899
Other assets	3,836	4,730
Total assets	$180,888	$131,254

Liabilities and Stockholders’ Equity
Current liabilities	$21,283	$18,060
Long-term obligations	13,854	5,253
Stockholders’ equity	145,751	107,941
Total liabilities and stockholders’ equity	$180,888	$131,254